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                                                                    Exhibit 5.15

       [MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA LETTERHEAD]

                                  March 5, 2004

BURNS PHILP PERU S.A.C.
Av. Argentina 1227
Callao 1, Peru

Re: 10-3/4% Series B Senior Subordinated Notes Due 2011

Ladies and Gentlemen:

We have acted as special Peruvian counsel to Burns Philp Peru S.A.C., a Peruvian closed corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation, and Burns Philp Capital (U.S.) Inc., a Delaware corporation (the "Issuers"), and each a wholly-owned subsidiary of Burns, Philp & Company Limited ("Burns Philp"), of U.S.$210,000,000 aggregate principal amount of 10-3/4% Series B Senior Subordinated Notes due 2011 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for their existing 10-3/4% Series B Senior Subordinated Notes due 2011 (the "Old Notes"), as described in the Registration Statement on Form F-4, File Number 333-107085, relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed with the United States Securities and Exchange Commission (the "SEC") on July 16, 2003. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of February 20, 2003 (the "Indenture"), among the Issuers, Burns Philp and certain subsidiaries of Burns Philp (together with the Company, the "Subsidiary Guarantors") and Wells Fargo Bank, National Association, as trustee. The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company (the "Guarantee") and the

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Subsidiary Guarantors on a senior subordinated basis. The Indenture is an exhibit to the Registration Statement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the minutes of the board meeting of the Company dated as of January 22, 2003 and February 17, 2003 (the "Relevant Documents"), as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Relevant Documents.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; and, (iv) the conformity to the original documents of all documents submitted as conformed, facsimile or photostatic copies.

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized as a sociedad anonima cerrada, validly existing and in good standing under the laws of the Republic of Peru ("Peru") and has the requisite corporate power and authority to own and operate its properties, to conduct its business as now conducted by it and to execute, deliver and perform its obligations under the Guarantee.

2. The Indenture has been duly executed and delivered by the Company. The execution and delivery by the Company of the Indenture and the performance by the Company of its agreements and obligations under the Indenture have been duly authorised by all requisite corporate action and do not (i) conflict with the certificate of incorporation or other constitutive documents of the Company, (ii) contravene or constitute a default under any provision of any law, ruling or order of Peru, or any governmental authority in Peru, or (iii) require any approval of, notice to, filing with, or license or permit from or other action by, any governmental authority under any applicable law of Peru.

In rendering the foregoing opinion, we express no opinion, directly or indirectly, as to laws other than the laws of the Republic of Peru. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such

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opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in the law that may hereafter occur.

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included therein, and further to reliance by Dewey Ballantine LLP on this opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Muniz, Forsyth, Ramirez, Perez-Taiman & Luna-Victoria

MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA

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